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                        1838 BOND-DEBENTURE TRADING FUND

                          INVESTMENT ADVISORY AGREEMENT

                  AGREEMENT, made by and between 1838 BOND-DEBENTURE TRADING FUND, a Delaware corporation (hereinafter called the "Fund"), and 1838 INVESTMENT ADVISORS, LLC, a Delaware limited liability company (hereinafter called the "Investment Adviser").

                              W I T N E S S E T H:

                  WHEREAS, the Fund has been organized and operates as an investment company registered under the Investment Company Act of 1940 (the "1940 Act") and engages in the business of investing and reinvesting its assets in securities, and the Investment Adviser is a registered Investment Adviser under the Investment Advisers Act of 1940 (the "Advisers Act") and engages in the business of providing investment management services; and

                  WHEREAS, the Fund has selected the Investment Adviser to serve as the investment adviser for the Fund; and

                  WHEREAS, the Investment Adviser has served as investment adviser to the Fund since July 31, 1998, while operating as a Delaware corporation under the name "1838 Investment Advisors, Inc.;" and

                  WHEREAS, the Investment Advisor changed its form of organization from a Delaware corporation to a Delaware limited liability company effective December 31, 2000, and changed its name to 1838 Investment Advisors, LLC to reflect the change in form of organization; and

                  WHEREAS, the change in the Investment Adviser's form of organization does not constitute a change in control of the Investment Adviser; and
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                  WHEREAS, a majority of the members of the Board of Directors of the Fund, including a majority of the independent Directors, at an in-person Board of Directors meeting held on December 14, 2000, called for the purpose of voting on approval of this Agreement, approved the change in the Investment Adviser's form of organization, the change in the Investment Adviser's name, and this Agreement which reflects the Investment Adviser's new name, and contains terms substantially identical to the terms of the Investment Advisory Agreement between the Fund and the Investment Adviser dated July 31, 1998, such approval of this Agreement to be effective as of December 31, 2000.

                  NOW, THEREFORE, in consideration of the mutual covenants herein contained, and each of the parties hereto intending to be legally bound, it is agreed as follows:

                  1. The Fund hereby employs the Investment Adviser to manage the investment and reinvestment of the Fund's assets and to administer its affairs, subject to the direction of the Board of Directors and officers of the Fund for the period and on the terms hereinafter set forth. The Investment Adviser hereby accepts such employment and agrees during such period to render the services and assume the obligations herein set forth for the compensation herein provided. The Investment Adviser shall for all purposes herein, be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized, have no authority to act for or to represent the Fund in any way, or in any way be deemed an agent of the Fund. The Investment Adviser shall regularly make decisions as to what securities to purchase and sell on behalf of the Fund and shall record and implement such decisions and shall furnish the Board of Directors of the Fund with such information and reports regarding the Fund's investments as the Investment Adviser deems appropriate or as the Directors of the Fund may reasonably request. Subject to compliance with the requirements of the 1940 Act, the Investment Adviser may retain as a sub-adviser to the Fund, at the Investment Adviser's own expense, any investment adviser registered under the Advisers Act.





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                  2. The Fund shall conduct its own business and affairs and shall bear the expenses and salaries necessary and incidental thereto including, but not in limitation of the foregoing, the costs incurred in: the maintenance of its corporate existence; the maintenance of its own books, records and procedures; dealing with its own shareholders; the payment of dividends; transfer of stock, including issuance, redemption and repurchase of shares; preparation of share certificates; reports and notices to shareholders; calling and holding of shareholders meetings; miscellaneous office expenses; brokerage commissions; custodian fees; legal and accounting fees; and taxes. Officers and employees of the Investment Adviser may be trustees, directors, officers and employees of the funds of which the Investment Adviser serves as investment adviser. Officers and employees of the Investment Adviser who are directors, officers and/or employees of the Fund shall not receive any compensation from the Fund for acting in such dual capacity.

                  In the conduct of the respective businesses of the parties hereto and in the performance of this Agreement, the Fund and Investment Adviser may share facilities common to each, with appropriate proration of expenses between them.

                  3. (a) The Investment Adviser shall place and execute Fund orders for the purchase and sale of portfolio securities with broker-dealers. Subject to the primary objective of obtaining the best available prices and execution, the Investment Adviser will place orders for the purchase and sale of portfolio securities for the Fund with such broker-dealers as it may select from time to time, including brokers who provide statistical, factual and financial information and services to the Fund, to the Investment Adviser, or to any other fund for which the Investment Adviser provides investment advisory services and/or with broker-dealers who sell shares of the Fund or who sell shares of any other fund for which the Investment Adviser provides investment advisory services. Broker-dealers who sell shares of the funds of which the Investment Adviser is investment adviser, shall only receive orders for the purchase or sale of portfolio securities to the extent that the placing of such orders is in






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compliance with the Rules of the Securities and Exchange Commission and the
National Association of Securities Dealers, Inc.

                           (b) Notwithstanding the provisions of subparagraph
(a) above and subject to such policies and procedures as may be adopted by the Board of Directors and officers of the Fund, the Investment Adviser is authorized to pay a member of an exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of an exchange, broker or dealer would have charged for effecting that transaction, in such instances where the Investment Adviser has determined in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or the Investment Adviser's overall responsibilities with respect to the Fund and to other funds for which the Investment Adviser exercises investment discretion.

                  4. As compensation for the services to be rendered to the Fund by the Investment Adviser under the provisions of this Agreement, the Fund shall pay to the Investment Adviser from the Fund's assets on the last day in each month on which the New York Stock Exchange is open for trading, a fee at the rate of 5/96 of 1% of the first $40,000,000 of the net asset value of the Fund on such day and 1/24 of 1% of the net asset value of the Fund on such day in excess of $40,000,000. The net asset value of the Fund shall be defined as the total assets of the Fund, less its liabilities, and shall be determined in accordance with any instructions of the Board of Directors.

                            If this Agreement shall become effective subsequent
to the first day of the month, or shall terminate before the last day of the month, the Investment Adviser's compensation for such fraction of the month shall be determined by applying the foregoing percentages to the average of the weekly net asset values of the Fund during such fraction of a month (or if none,




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to the net asset value of the Fund as calculated on the last day of the preceding month on which the New York Stock Exchange was open for trading) and in the proportion that such fraction of a month bears to the entire month.

                  If this Agreement is terminated prior to the end of any calendar month, the management fee shall be prorated for the portion of any month in which this Agreement is in effect according to the proportion which the number of calendar days, during which the Agreement is in effect, bears to the number of calendar days in the month, and shall be payable within 10 days after the date of termination.

                  5. The services to be rendered by the Investment Adviser to the Fund under the provisions of this Agreement are not to be deemed to be exclusive, and the Investment Adviser shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby.

                  6. The Investment Adviser, its officers, employees, and agents may engage in other businesses, may render investment advisory services to other investment companies, or to any other corporation, association, firm or individual, and may render underwriting services to the Fund or to any other investment company, corporation, association, firm or individual.

                  7. In the absence of willful misfeasance, bad faith, gross negligence, or a reckless disregard of the performance of duties of the Investment Adviser to the Fund, the Investment Adviser shall not be subject to liabilities to the Fund or to any shareholder of the Fund for any action or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security, or otherwise.

                  8. The Fund agrees that, in the event that the Investment Adviser ceases to be the Fund's investment adviser for any reason, the Fund will (unless the Investment Adviser otherwise agrees in writing) promptly take all necessary steps to propose to the Fund's shareholders at the next regular meeting that the Fund change to a name not including the word "1838." The Fund agrees that the word "1838" in the Fund's name is derived from the name of the Investment Adviser and is the property of the Investment Adviser for copyright



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and all other purposes and that therefore such word may be freely used by the
Investment Adviser as to other investment activities or other investment products.

                  9. This Agreement shall be executed and become effective as of the date written below. It may be renewed thereafter only so long as such renewal and continuance is specifically approved at least annually by the Board of Directors or by vote of a majority of the outstanding voting securities of the Fund and only if the terms and the renewal hereof have been approved by the vote of a majority of the Directors of the Fund who are not parties hereto or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. No amendment to this Agreement shall be effective unless the terms thereof have been approved by the vote of a majority of the outstanding voting securities of the Fund and by the vote of a majority of Directors of the Fund who are not parties to the Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. Notwithstanding the foregoing, this Agreement may be terminated by the Fund at any time, without the payment of a penalty, on sixty days' written notice to the Investment Adviser of the Fund's intention to do so, pursuant to action by the Board of Directors of the Fund or pursuant to a vote of a majority of the outstanding voting securities of the Fund. The Investment Adviser may terminate this Agreement at any time, without the payment of penalty on sixty days' written notice to the Fund of its intention to do so. Upon termination of this Agreement, the obligations of all the parties hereunder shall cease and terminate as of the date of such termination, except for any obligation to respond for a breach of this Agreement committed prior to such termination, and except for the obligation of the Fund to pay to the Investment Adviser the fee provided in Paragraph 4 hereof, prorated to the date of termination. This Agreement shall automatically terminate in the event of its assignment.




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                  10. This Agreement shall extend to and bind the heirs,
executors, administrators and successors of the parties hereto.

                  11. For the purposes of this Agreement, the terms "vote of a majority of the outstanding voting securities"; "interested persons"; and "assignment" shall have the meaning defined in the 1940 Act.

                  IN WITNESS WHEREOF, the parties hereto have caused their corporate seals to be affixed and duly attested and their presents to be signed by their duly authorized officers as of December 31, 2000.


Attest:                               1838 BOND-DEBENTURE TRADING FUND



                                      By:

                                                        John H. Donaldson
                                                        President

Attest:                               1838 INVESTMENT ADVISORS, LLC



                                      By:

                                                        W. Thacher Brown
                                                        President and Director









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